UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 14, 2019

(Date of earliest event reported)

Cinedigm Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-31810	22-3720962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 West 36th Street, 7th Floor, New York, New York	10018
(Address of principal executive offices)	(Zip Code)

212-206-8600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Definitive Material Agreement.

On March 14, 2019, Cinedigm Corp. (the “Company”) and C&F Merger Sub, Inc., a wholly-owned subsidiary of the Company (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Agreement”) with Future Today Inc (“Future Today”), Alok Ranjan and Vikrant Mathur (individually and as Stockholder Representative) and the Company Stockholders identified therein, pursuant to which Future Today will merge with Merger Sub and, as a result, become wholly-owned by the Company (the “Acquisition”). Future Today, founded in 2006, operates an over-the-top (OTT) Advertising Video on Demand (AVOD) platform with extensive distribution connections.

The Company has agreed to pay an aggregate purchase price of $60,000,000, subject to a post-closing adjustment, consisting of (i) $45,000,000 in cash and (ii) 10,000,000 shares of Class A Common Stock, par value $0.001 per share, of the Company (the “Common Stock”) valued at $15,000,000, or $1.50 per share, subject to certain transfer restrictions, in each case upon the closing of the Acquisition. In addition, the Agreement provides for an earnout of up to $20,940,000 if certain performance targets are achieved during the first three years following the closing of the Acquisition (the “Earnout”). Up to half of the Earnout may be paid in shares of Common Stock (valued at a floor of $1.50 per share), provided that if any year the Earnout target is exceeded by 30%, the Earnout for that year must all be paid in cash.

The Agreement contains certain conditions to closing, including that (x) the Company completes financial due diligence about Future Today to its satisfaction, (y) the Company obtains financing for the cash portion of the purchase price on terms satisfactory to it, and (z) the Company obtains required consents from certain of its lenders. The Agreement also provides for termination of the Agreement under certain circumstances, including by either party if the Acquisition has not closed by June 30, 2019.

The Company has obtained the approval of the Acquisition by the Company’s majority stockholder and will mail a copy of an information statement relating thereto (the “Information Statement”) to its stockholders. In order to comply with SEC rules and regulations, the Agreement provides that, under certain circumstances, only approximately 7,1000,000 million shares of Common Stock will be issued at closing, with the balance being issued approximately 20 days after the Information Statement is first mailed to the Company’s stockholders.

The Agreement contains representations and warranties and covenants as are customary for transactions of this type. The Company expects to close the Acquisition in the second calendar quarter of 2019.

The parties have agreed to make a voluntary filing for approval by the Committee on Foreign Investment in the US (“CFIUS”), but obtaining CFIUS approval is not a condition to closing.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to and incorporates herein by reference the full text of the Agreement, which will be filed in accordance with SEC regulations.

On March 15, 2019, the Company issued a press release announcing the Agreement, a copy of which is attached hereto as Exhibit 99.1.

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Item 9.01	Financial Statements and Exhibits.

(d)	EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated March 15, 2019.

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SIGNATURE

Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 20, 2019

CINEDIGM CORP.

By:	/s/ Gary S. Loffredo
Name:	Gary S. Loffredo
Title:	Chief Operating Officer, President of Digital Cinema, General Counsel & Secretary

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